MID-AMERICA APARTMENT COMMUNITIES, INC.
A self-managed equity REIT

MID-AMERICA APARTMENT COMMUNITIES, INC. TO REDEEM ALL SHARES OF 8.30% SERIES H CUMULATIVE REDEEMABLE PREFERRED STOCK

Memphis, TN, July 6, 2010.  Mid-America Apartment Communities, Inc. (NYSE: MAA), or the Company, announced today that it will redeem for cash all of the issued and outstanding shares of the Company’s 8.30% Series H Cumulative Redeemable Preferred Stock, or the Shares, on the redemption date of August 5, 2010. This redemption will complete the redemption of all 6.2 million Shares originally issued; 3.1 million Shares of which were redeemed on June 2, 2010.

The Company will pay a redemption price for the Shares of $25.00 per share plus all unpaid accumulated dividends to and including the redemption date. The redemption price will be due and payable in cash to the holders of the Shares on the redemption date. Dividends on the Shares will cease to accrue, and the Shares will no longer be deemed outstanding from and after the redemption date. All rights of the holders of the Shares, except the right to receive the redemption price, will cease on and after the redemption date.

Payment of the redemption price will be made on or after the redemption date, and will be made only upon surrender of a holder’s certificates representing the Shares to American Stock Transfer & Trust Company LLC, 6201 - 15th Avenue, Brooklyn, New York 11219, Attention:  Reorganization Department.

A redemption notice will be mailed, first class, postage prepaid, on July 6, 2010 to all holders of record of the Shares. Copies of the redemption notice may be requested from American Stock Transfer & Trust Company LLC, by calling 877-248-6417.

The redemption price will be paid by the Company from the proceeds of sales of shares of its common stock through the Company’s at-the-market program.

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any securities of the Company.

About Mid-America Apartment Communities, Inc.
Mid-America is a self-administered, self-managed apartment-only real estate investment trust, which currently owns or has ownership interest in 44,462 apartment units throughout the Sunbelt region of the U.S. For further details, please refer to the Mid-America website at www.maac.net or contact Investor Relations at investor.relations@maac.net or by mail at 6584 Poplar Ave., Memphis, TN  38138.